EXHIBIT 10.2

CONSENT AND WAIVER

August 6, 2009

Diamond Jo, LLC
c/o Peninsula Gaming Partners, LLC
400 E. Third Street, P.O. Box 1750
Dubuque, Iowa 52004

The Old Evangeline Downs, L.L.C.
c/o Peninsula Gaming Partners, LLC
11100 Santa Monica Boulevard, 10th Floor
Los Angeles, California 90025

Re:	Consent and Waiver

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated as of June 16, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement), among The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (“OED”), and Diamond Jo, LLC, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”; and together with the Guarantors and any additional “Borrower” as contemplated hereunder, the “Loan Parties”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Foothill, Inc., as agent for the Lenders (“Agent”).

The Borrowers have informed Agent and the Lenders that Peninsula Gaming, LLC, a Delaware limited liability company (“Parent”), and Peninsula Gaming Corp., a Delaware corporation (“PGC”), as co-issuers (collectively, the “Issuers”) intend to issue 8 3/8% senior secured notes due 2015 in an aggregate principal amount equal to $240,000,000 (the “Secured Notes”) and 10 ¾% senior unsecured notes due 2017 in an aggregate principal amount equal to $305,000,000 (the “Unsecured Notes”; together with the Secured Notes, collectively, the “Notes”) which Notes shall, among other things, have a maturity date beyond the maturity date of the existing 8 ¾% senior secured notes due 2012 issued by Parent (the “Parent Notes”) and, in the case of the Secured Notes, be secured by substantially the same collateral that currently secures the Parent Notes as well as certain additional collateral (the “Additional Collateral”) (the “Note Transactions”).  The proceeds of the Notes shall be used by the Issuers or, following certain intercompany transfers thereof (the “Intercompany Transfers”), certain affiliates of the Issuers to, among other things, (i) subject to the proviso at the end of this sentence, fund the purchase price of the acquisition of Belle of Orleans, L.L.C., a Louisiana limited liability company (“Amelia Belle”) by Parent (the “AB Acquisition”), (ii) redeem and/or repurchase all of the Parent Notes, (iii) redeem and/or repurchase all of the existing 11% senior secured notes due 2012 (the “DJW Notes”) issued by Diamond Jo Worth, LLC, a Delaware limited liability company (“DJW”) in the aggregate principal amount of $110,029,000, (iv) redeem and/or repurchase all of the existing 13% senior notes due 2010 issued by OED, (v) repay a portion of the outstanding indebtedness under the Loan Agreement and (vi) pay for fees and expenses related to such issuances and the other transactions described herein; provided, that if the AB Acquisition is not consummated or the definitive purchase agreement related thereto is terminated, in either case, on or prior to December 31, 2009, a portion of the net proceeds of the Notes will be used to redeem (the “Mandatory Redemption”; together with the redemptions described in clauses (ii) through (iv) above, the “Redemptions” and, together with the Note Transactions and the Intercompany Transfers, the “Transactions”) an aggregate principal amount of outstanding Notes equal to $100,000,000, together with accrued and unpaid interest thereon, on a pro rata basis. Additionally, the Borrowers have requested that Parent, DJW and, upon the consummation of the AB Acquisition, Amelia Belle become Borrowers under the Loan Agreement, and that the Required Lenders allow each Loan Party (except Parent and PGC), after giving effect to the transaction described above, to become a guarantor of the Notes.

Notwithstanding anything to the contrary contained herein, in the Loan Agreement or in any of the other Loan Documents, the Required Lenders hereby

(A) consent to:

(i) the issuance of the Notes by the Issuers, the guarantee by the Loan Parties (except Parent and PGC) of the Notes, the other Note Transactions (including the granting of the liens in connection therewith) and the Intercompany Transfers, so long as (a) the aggregate principal amount of the Notes does not exceed $545,000,000, (b) the Notes have a final scheduled maturity that equals or exceeds the final stated maturity of the Parent Notes, and, assuming the Mandatory Redemption does not occur, a weighted average life to maturity that is equal or greater than the weighted average life to maturity of the Parent Notes, (c) Agent receives, from the trustee under the Secured Notes (the “New Indenture Trustee”), a fully executed intercreditor agreement, in form and substance reasonably satisfactory to Agent and substantially similar to the existing Intercreditor Agreement, (d) all other documentation with respect to the issuance of the Notes and such guarantees are in form and substance reasonably satisfactory to Agent (it being acknowledged and agreed that the execution by Agent of the intercreditor agreement referred to in clause (c) above shall be conclusive evidence of such satisfaction), and (e) Agent is granted a first priority perfected Lien on the Additional Collateral to be granted to the New Indenture Trustee prior to or contemporaneously with the New Indenture Trustee and receives a guaranty of the Obligations from each guarantor of the Notes that is not already a Loan Party, together with such certificates, opinions of counsel and other documents as Agent may reasonably request, in each case, in form and substance reasonably acceptable to Agent;

(ii) the joinder of each of Amelia Belle, Parent and DJW as Borrowers under the Loan Agreement, so long as, in each such case, (a) such proposed Borrower delivers to Agent all joinder supplements and all other agreements (including any amendments to the financial covenant requirements of the Loan Agreement and a pledge of the Capital Stock of each such Person), documents, certificates, instruments and opinions of counsel reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent, (b) Agent has received the results of legal and business due diligence on such proposed Borrower and its assets and earnings, the results of which are reasonably satisfactory to Agent and the Required Lenders and (c) no Default or Event of Default shall exist or occur upon such joinder to the Loan Documents;

(iii) the AB Acquisition, pursuant to the terms of that certain Purchase Agreement by and among Columbia Properties New Orleans, L.L.C., AB Casino Acquisition LLC (“AB Casino Acquisition”) and Peninsula Gaming Partners, LLC (“PGP”), dated June 18, 2009, as such agreement may be amended or waived from time to time with the prior written consent of the Agent, and the dissolution of each of Diamond Jo Worth Holdings, LLC, a Delaware limited liability company (“DJWH”), Diamond Jo Worth Corp., a Delaware corporation (“DJWC”), and AB Casino Corp., a Delaware corporation (“AB Casino”); and

(iv) the Redemptions and the transfers at any time or from time to time on or after the date hereof of all or any portion of those certain 7.5% Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 (regardless of whether any such transfers have previously been made) by any Loan Party, directly or indirectly, to PGP; and

(B) waive:

(i)  the failure of the Borrowers to deliver the certificate referred to in Section 7.14(d)(iii) of the Loan Agreement at the time specified therein so long as such certificate is delivered on the date hereof;

(ii) any requirement under the Loan Documents that requires that any Loan Party grant a Lien to Agent, for the benefit of the Lenders, on any interest that such Loan Party may have in:

(a) any lease entered into after the date hereof by any Loan Party for off-track betting parlors or similar facilities;

(b) any agreements, permits, licenses (including Gaming Licenses) or the like described in subsection (d) of the definition of “Excluded Assets” contained in the Loan Agreement;

(c) Securities Accounts and Deposit Accounts used solely for payroll, taxes, employee wage or benefit payments and trust or escrow purposes;

(d) the facility (including all related real property and amenities), currently owned by DJW, known as “Pheasant Links” located in Emmons, Minnesota on which a “member’s only” 9-hole golf course and 9-station sporting clay course and hunting facility are located; or

(e) any other property or asset of Parent or any Subsidiary of Parent not already contained in the definition of “Excluded Assets” (other than any Deposit Account) acquired after the date on which the Notes are issued in which a security interest cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the fair market value, as reasonably determined in good faith by the managers of Parent, of such property or asset hereunder does not, in the aggregate, exceed $2,500,000; provided, however, the waiver with respect to this subsection (e) shall terminate and be of no further force and effect on and after November 15, 2009;

provided, in the case of clauses (a), (b), (d) and (e) above, a Loan Party does not grant a Lien on such property to any other Person and, in the case of clause (c) above, a Loan Party does not grant a Lien on such property to any other Person other than the purported beneficiary of any such funds in such Securities Accounts and Deposit Accounts;

(iii) Section 7.20(b) of the Loan Agreement to the extent necessary to permit DJW to make capital expenditures in any fiscal year in the amount permitted pursuant to Section 7.20(b) of the Loan Agreement plus $3,000,000;

(iv)  any requirement under the Loan Documents that requires that any Loan Party pledge to Agent, for the benefit of the Lenders, the Capital Stock of DJWH, DJWC, AB Casino and AB Casino Acquisition until the earlier of (a) the consummation of the AB Acquisition and (b) September 30, 2009 (and to the extent such Persons still exist as of any such date);

(v) for 30 days any requirement under the Loan Documents that requires that any Loan Party deliver to Agent a Control Agreement with respect to Account Number 2783669308 maintained at American Trust and Savings Bank (“American Trust”) for the purpose of cash collateralizing Letter of Credit No. 1705 issued by American Trust for the benefit of the Iowa Racing and Gaming Commission, which deposit account shall not contain more than $744,000.00 at any given time; and

(vi)  any Default or Event of Default arising under the Loan Agreement as a direct result of the consummation of the Transactions (it being acknowledged and agreed, however, that under no circumstance shall the waiver set forth in this clause (v) be effective to waive at any time any Default or Event of Default arising as a result of a violation of any financial covenant set forth in the Loan Agreement, including Section 7.20 thereof).

Each Lender hereby authorizes Agent, on behalf of the Lenders, to execute an intercreditor agreement, substantially similar to the existing Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “New Intercreditor Agreement”), by and among Agent and New Indenture Trustee. Agent, each Lender and each Loan Party hereby acknowledges and agrees that each reference to “Intercreditor Agreement” in the Loan Agreement and the other Loan Documents shall be deemed to be a reference to the New Intercreditor Agreement upon the execution and delivery thereof.

By acknowledging and agreeing to this Consent and Waiver, the Borrowers hereby represent and warrant to Agent and the Lenders that, after giving effect to this Consent and Waiver, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

This Consent and Waiver shall be effective only upon the execution and delivery hereof by the Borrowers and the Required Lenders to Agent.

Except as set forth herein, all terms and conditions of the Loan Agreement and all other Loan Documents shall remain in full force and effect and not be affected by this Consent and Waiver and Agent and the Lenders reserve the right to require strict compliance with the terms and conditions of the Loan Agreement and the other Loan Documents.

This Consent and Waiver may be executed in any number of counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same agreement.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

This Consent and Waiver shall be deemed to be a Loan Document for all purposes.

[Remainder of page intentionally left blank.]

Very truly yours,

WELLS FARGO FOOTHILL, INC., as Agent and a
Lender

By:  /s/Patrick McCormack
     Name: Patrick McCormack
     Title:   Vice President

CIT LENDING SERVICES CORPORATION, as a
Lender

By:  /s/Anthony Holland
     Name:  Anthony Holland
     Title:    Vice President

AMERICAN TRUST AND SAVINGS BANK, as a
Lender

By:    /s/Victoria J. Richter
     Name:  Victoria J. Richter
     Title:   2nd Senior Vice President

[Signatures continued on following page.]

ACKNOWLEDGED AND AGREED:

THE OLD EVANGELINE DOWNS, L.L.C.,
a Louisiana limited liability company

By:  /s/Natalie Schramm
                  Name: Natalie Schramm
      Title: CFO

DIAMOND JO, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company

By:  /s/Natalie Schramm
                  Name: Natalie Schramm
      Title: CFO